Exhibit 99.1

FOR IMMEDIATE RELEASE

May 16, 2003

UNITED PARK CITY MINES COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For Three Months Ended
	March 31,	March 31,
	2003	2002
Revenues:
Real estate sales	$—	$200,000
Interest	13,463	193
Royalties and rentals	115,600	136,400
Other	19	26,888
	129,082	363,481
Expenses:
Cost of lot sales and selling expenses	—	91,039
Other real estate costs	55,547	57,964
General and administrative costs	354,562	357,165
Mine maintenance and administrative costs	149,206	435,185
Depreciation	10,559	10,257
Interest	—	23,220
	569,874	974,830
Loss before income taxes	(440,792)	(611,349)

Income tax benefit	—	—

Net Loss	$(440,792)	$(611,349)

Basic and diluted net loss per share	$(.14)	$(.19)

Basic and diluted weighted average number of shares outstanding	3,249,411	3,249,411

For further information, contact: Michael R. Salmond, Treasurer at (435) 649-8011

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